CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
               RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
       RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF
                                     OF THE
                            SERIES D PREFERRED STOCK
                                       OF
                            PATIENT INFOSYSTEMS, INC.




     Pursuant to Section 151 of the General Corporation Law of the State of Delaware,

     Patient Infosystems, Inc. a Delaware corporation ("Corporation") certifies that, pursuant to the authority contained in paragraph 4 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series D Preferred Stock:

     RESOLVED, that a series of the class of authorized $.01 par value Preferred Stock of the Corporation be hereby created, and that the designation and the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount.
           ----------- --- ------

          The shares of such series shall be designated as "Series D Preferred Stock" and the number of shares constituting such series shall be 1,000,000.

Section 2. Voting Rights.

Section 2(a)

               In addition to any rights provided for herein or by law Series D Preferred Stock, Series C Preferred Stock and the Common Stock shall vote together as a single class, with each share of Series D Preferred Stock being entitled to that number of votes equal to the number of shares of Common Stock into which it is convertible at the record date for determining Shareholders entitled to vote, or if no record date has been fixed, as of the date the vote is taken or the written consent therefor is solicited. Holders of the Series D Preferred Stock are not entitled to cumulative voting. Without the affirmative vote of at least two-thirds of the votes attributable to the issued and outstanding Series D Preferred Stock, the Corporation may not (1) authorize or create any class of stock senior to the Series D Preferred Stock as to dividends or liquidation preference, (2) make any changes to the Certificate of Incorporation which would adversely affect the voting powers or other rights and preferences of the Series D Preferred Stock, or (3) increase the number of authorized shares of Preferred Stock; provided, however, that out of the existing authorized Preferred Stock, the Board of Directors may designate classes of Preferred Stock that is pari passu with the Series D Preferred Stock.

Section 2(b).

               In addition to the rights specified in Section 2(a), the holders of a majority in voting power of the Series D Preferred Stock, voting as a separate class, shall have the exclusive right to elect two (2) members of the Board of Directors of the Corporation.

Section 3. Liquidation Preference.

          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to be paid in full in an amount equal to
     (i) a per share price for each share of Series D Preferred Stock outstanding plus (ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution before any payment of any amount to holders of Common Stock or Preferred Stock ranking junior to the Series D Preferred Stock. For purposes of calculating these preference payments, the per share price will be $10.00 for the Series D Preferred Stock (the "Series D Price"). If the assets available for distribution are insufficient to pay the holders of Series D Preferred Stock and the holders of all shares of the Series C Preferred Stock the full amount to which they are entitled, then such holders shall share ratably with the Series C Preferred Stock pari passu in any distribution of the assets of the Corporation in proportion to the amounts that would have been payable with respect to their shares if all amounts payable with respect to such shares were paid in full.

Section 4. Dividends.
           ---------

          Holders of Series D Preferred Stock shall be entitled to cumulative 9% dividends on an annual basis on the anniversary date of the issuance of Series D Preferred Stock. The holders of shares of Series D Preferred Stock will be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock, or any series of Preferred Stock ranking junior to the Series D Preferred Stock, in an amount no less than that paid on any other outstanding shares of the Corporation, payable annually when, as and if declared by the Board of Directors of the Corporation.

Section 5. Conversion

Section 5.1(a) Conversion Rights.

               Holders of the Series D Preferred Stock will have the right at any time, following the amendment by the Corporation of its Certificate of Incorporation providing for the increase in authorized Common Stock, to convert their shares into shares of Common Stock at the rate of 120 shares of Common Stock for each share of Series D Preferred Stock (the "Conversion Rate"), subject to adjustment of the Conversion Rate as provided herein.

Section 5.1(b) Automatic Conversion - Public Offering.

               Upon consummation of a firm commitment underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933 resulting in gross proceeds to the Corporation of at least $20,000,000 ("Public Offering"), each share of Series D Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such Public Offering and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series D Preferred Stock would be convertible if such conversion were to occur at the time of the Public Offering of Common Stock. The holder of any shares of Series D Preferred Stock converted into Common Stock pursuant to this Section 5.1(b) shall be entitled to payment of all accrued dividends in accordance with Section 4 hereof and declared but unpaid dividends, if any, payable on or with respect to such shares up to and including the date of the closing of such Public Offering which shall be deemed the conversion date for purposes of this Section 5.1(b). If in the event of a Public Offering, the issue price is less than $0.1666 per share, as adjusted for stock splits, subdivisions or combinations, the Conversion Rate of the Series D Preferred Stock shall adjust to an amount equal to a fraction, the numerator of which is the Series D Price and denominator of which is the product of .5 multiplied by the price per share of the Common Stock offered and sold in the Public Offering.

Section 5.1(c) Automatic Conversion - Consent of Holders of Series D Preferred Stock

               Upon the written consent of sixty-six and two-thirds percent (66 2/3%) of the Series D Preferred Stock, each share of Series D Preferred Stock then outstanding shall, by virtue of and immediately upon the date set forth in such consent, be deemed automatically converted into that number of shares of Common Stock into which the Series D Preferred Stock would be convertible if such conversion were to occur at the time of a public offering of Common Stock. The holder of any shares of Series D Preferred Stock converted into Common Stock pursuant to this Section 5.1(c) shall be entitled to payment of all accrued dividends in accordance with Section 4 hereof and declared but unpaid dividends, if any, payable on or with respect to such shares up to and including the date set forth in the consent which shall be deemed the conversion date for purposes of this Section 5.1(c). If in the event of a Change of Control of the Corporation, as defined in
          Section 5.1(d) hereof, and the price per share of Common Stock (or of any security convertible into Common Stock) issued in connection with the transaction resulting in the Change of Control (the "COC Transaction") is less than $0.1666 per share, as adjusted for stock splits, subdivisions or combinations (the "Target Price"), the Conversion Rate of the Series D Preferred Stock shall adjust to an amount equal to a fraction, the numerator of which is the Series D Price and denominator of which is the product of .5 multiplied by the price per share of Common Stock of the Corporation in the COC Transaction.

Section 5.1(d) Change of Control - Definition


               As used herein, a "Change of Control" of the Corporation shall be deemed to have occurred:


          (i) Upon the consummation, in one transaction or a series of related transactions, of the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) representing 50% of the outstanding equity of the Corporation to a person or group of related persons who, on the date of this Agreement, does not have effective voting control of the Corporation, whether such sale or transfer results from a tender offer or otherwise; or

          (ii) Upon the consummation of a merger or consolidation in which the Corporation is a constituent corporation and in which the Corporation's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Corporation or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Corporation or any such surviving or new corporation; or

          (iii)Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Corporation of all or substantially all its assets to any person or group or related persons:

Section 5.2 Exchange of Share Certificates.
            -------- -- ----- ------------

               Before any holder of Series D Preferred Stock shall be entitled to convert such Series D Preferred Stock into Common Stock, such holder shall surrender the stock certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for its capital stock, accompanied by a written notice or its election to convert the same and the number of shares of Series D Preferred Stock to be so converted. Upon receipt of such stock certificate(s) and notice where required the Corporation shall forthwith issue and deliver at such office to such holder of Series D Preferred Stock a stock certificate or certificates for the number of shares of Common Stock to which it shall be entitled pursuant hereto. Each conversion shall be deemed to have been made immediately prior to the close of business of the Corporation on the date of the voluntary surrender to the Corporation of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

Section 5.3 Protection Against Dilution.

          (a) If, at any time or from time to time while the Series D Preferred Stock is outstanding, the Corporation shall distribute to the holders of Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, with respect to the Common Stock, then, and in each such case, a holder of Series D Preferred Stock, upon the conversion thereof, shall thereafter be entitled to receive the securities and properties which the holder would hold on the date of conversion if the holder had been the holder of record of the number of shares of Common Stock issuable upon such conversion immediately prior to the date of such an event and, during the period from such date to and including the date of conversion, had retained such shares and the securities and properties receivable by the holder during such period.

          (b) If, at any time or from time to time while the Series D Preferred Stock is outstanding, the Corporation shall (i) pay a dividend in Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, or (iii) combine its outstanding Common Stock into a smaller number of shares, then and in such case, the Conversion Rate shall be adjusted so that any share of Series D Preferred Stock surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock which the holder would have owned immediately following such action had such share of Series D Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this
               Section 5.3(b) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

          (c) If, at any time or from time to time while the Series D Preferred Stock is outstanding, the Corporation shall (i) make a distribution on its Common Stock in shares of capital stock or
               (ii) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then, and in each such case, a holder of Series D Preferred Stock, upon the conversion thereof, shall thereafter have the right to receive the kind and amount of Common Stock or other securities which the holder would have owned immediately following such action had such share of Series D Preferred Stock been converted immediately prior thereto.

          (d) If at any time, the Corporation proposes to offer and sell any Common Stock or securities convertible into or exchangeable for its Common Stock (including any shares of Preferred Stock or securities convertible or exchangeable thereto) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities, that is less than an amount equal to the Series D Price divided by the Conversion Rate then the Conversion Rate shall be adjusted to an amount equal to the Series D Price divided by the price per share of the Common Stock offered and sold (or deemed to be offered or sold by the Corporation) in the dilutive transaction.

          (e) The adjustments provided in this Section 5.3 shall be cumulative. Upon any adjustment as provided in this Section 5.3 and upon any modification of the rights of a holder of shares of Series D Preferred Stock in accordance with this Section 5.3, the Corporation shall promptly obtain, at its expense, a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular auditors of the Corporation) setting forth the Conversion Rate after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the holders of the Series D Preferred Stock.

          (f)  and be it further

               RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to take all such further action and to execute, deliver, certify and file all instruments and documents in the name of and on behalf of this Corporation as such officers executing same shall approve as necessary or advisable to effectuate and accomplish the purpose of the foregoing resolution and the transactions contemplated thereby, the taking of such action and the execution, delivery, certification, and filing of such documents to be conclusive evidence of such approval.

IN WITNESS WHEREOF, said Patient Infosystems, Inc. has caused this Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof of the Series D Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 10th day of April, 2003.

PATIENT INFOSYSTEMS, INC.




By:/s/Roger L. Chaufournier
   -------------------------------------
      Roger L. Chaufournier, President